Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 20, 2022

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		Chief Executive Officer
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF

$6,075,845 OR $2.00 PER common SHARE FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2022

HAMPSTEAD, MARYLAND (October 20, 2022) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the nine months ended September 30, 2022 was $6,075,845, or $2.00 per common share (basic and diluted), compared to $6,184,341, or $2.05 per common share (basic and diluted), for the same period in 2021. The Company’s return on average equity during the nine months ended September 30, 2022 was 15.53% compared to 15.17% for the same period in 2021. The Company’s return on average assets during the nine months ended September 30, 2022 was 1.14% compared to 1.18% for the same period in 2021. Income from Paycheck Protection Program (“PPP”) loans added approximately $181,000 to net income for the nine months ended September 30, 2022 compared to $679,000 for the same period in 2021.

Net income for the three months ended September 30, 2022 was $1,974,310, or $0.65 per common share (basic and diluted), compared to $2,122,547, or $0.70 per common share, for the third quarter of 2021.

Net interest income for the nine months ended September 30, 2022 was $720,061 higher than for the same period in 2021 due to a $24.9 million increase in average interest earning assets to $682.6 million for the nine months ended September 30, 2022 as compared to $657.7 million for the same period in 2021, and an increase in the taxable equivalent net yield on average net interest earning assets to 3.51% for the nine months ended September 30, 2022 from 3.50% for the nine months ended September 30, 2021. The taxable equivalent yield on total average interest-earning assets decreased 13 basis points to 3.81% for the nine months ended September 30, 2022 from 3.94% for the same period in 2021. This decrease was offset by a 17 basis point decrease in the cost of deposits and borrowings to 0.39% for the nine months ended September 30, 2022 from 0.56% for the same period in 2021. There was a $95,000 provision for loan losses for the nine months ended September 30, 2022, compared to $430,000 for the same period in 2021.

Noninterest income decreased by $362,546 for the nine months ended September 30, 2022 when compared to the same period in 2021 primarily as a result of a $508,575 decrease in mortgage banking revenue reflecting a decline in refinances due to rising interest rates, offset by a $151,206 increase in the gain on sale of SBA loans. Noninterest expense was $783,490 higher in the nine months ended September 30, 2022 when compared to the same period in 2021 due primarily to a $357,718 increase in salaries and benefits and a $428,200 increase in other expenses. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees. The increase in other expenses was due primarily to third party fees related to the hiring of new employees. Income taxes increased by $17,521 during the nine months ended September 30, 2022 when compared to the same period in 2021 due to a decrease in the amount of nontaxable income included in pretax income year-over-year. The effective tax rate increased to 22.65% during the nine months ended September 30, 2022 compared to 22.17% during the same period last year.

Total assets were $717 million at both September 30, 2022 and December 31, 2021. Loans increased to $505 million at September 30, 2022 from $482 million at December 31, 2021 despite a $9 million decrease in PPP loans. Investments in debt securities decreased to $149 million at September 30, 2022 from $171 million at December 31, 2021 due primarily to a $24 million increase in the unrealized loss on available for sale (“AFS”) securities. Deposits increased to $639 million at September 30, 2022 from $626 million at December 31, 2021. Despite the Company’s strong earnings, the book value of the Company’s common stock decreased to $15.01 per share at September 30, 2022, compared to $18.64 per share at December 31, 2021 due to the decline in the market value of the Company’s AFS investment portfolio as a result of the significant rise in interest rates over the last nine months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity but are not included in the income statement. Because the Company has the intent and ability to hold the investments to maturity, no actual losses in the AFS investment portfolio are anticipated and the declines in market value are considered temporary. The decline in the market value of the AFS investment portfolio did not have an impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

James R. Bosley, Jr., CEO, commented “Year to date net income has been very strong and well above our budget, however, increasing rates on deposits may negatively impact fourth quarter earnings. We are pleased with our loan portfolio annualized growth rate of 6.4% - it is exceeding our expectations for 2022 and should have a positive impact on earnings in 2023 and beyond.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2022	2021

Assets

Cash and due from banks	$14,495,448	$25,258,932
Federal funds sold and other interest-bearing deposits	1,536,296	1,203,174
Cash and cash equivalents	16,031,744	26,462,106
Certificates of deposit in other banks	100,000	350,000
Securities available for sale, at fair value	128,614,033	149,237,916
Securities held to maturity, at cost	20,537,254	21,851,975
Equity security, at fair value	486,237	543,605
Restricted stock, at cost	695,000	675,400
Mortgage loans held for sale	370,000	126,500
Loans, less allowance for loan losses of $3,747,178 and $3,650,268	505,395,375	482,011,334
Premises and equipment, net	6,316,605	6,259,421
Accrued interest receivable	1,600,382	1,609,063
Deferred income taxes, net	8,347,805	2,177,450
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,535,898	11,556,163
Goodwill and other intangibles, net	7,044,834	7,051,080
Other assets	5,662,828	5,522,877
	$716,980,360	$716,677,255

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$131,269,680	$124,175,615
Interest-bearing	507,700,154	502,239,055
Total deposits	638,969,834	626,414,670
Securities sold under repurchase agreements	5,422,642	5,414,026
Federal Home Loan Bank of Atlanta advances	5,000,000	5,000,000
Long-term debt, net of issuance costs	15,566,458	16,978,905
Accrued interest payable	260,266	295,910
Other liabilities	5,918,252	5,952,286
	671,137,452	660,055,797
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,053,487 in 2022 and 3,037,137 shares in 2021	30,535	30,372
Additional paid-in capital	29,197,340	28,857,422
Retained earnings	34,263,001	29,128,600
Accumulated other comprehensive loss	(17,647,968)	(1,394,936)
	45,842,908	56,621,458
	$716,980,360	$716,677,255

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Interest income
Loans, including fees	$5,606,913	$6,059,709	$16,660,625	$17,828,026
Investment securities - taxable	783,606	426,886	2,170,154	967,841
Investment securities - tax exempt	140,185	149,375	430,495	462,361
Federal funds sold and other interest earning assets	55,361	18,298	89,663	47,743
Total interest income	6,586,065	6,654,268	19,350,937	19,305,971

Interest expense
Deposits	313,556	460,377	971,320	1,589,334
Securities sold under repurchase agreements	2,874	9,647	8,558	38,130
Federal Home Loan Bank advances and long-term debt	177,883	192,255	543,033	570,542
Total interest expense	494,313	662,279	1,522,911	2,198,006
Net interest income	6,091,752	5,991,989	17,828,026	17,107,965

Provision for loan losses	95,000	330,000	95,000	430,000

Net interest income after provision for loan losses	5,996,752	5,661,989	17,733,026	16,677,965

Noninterest income
Service charges on deposit accounts	201,251	187,141	574,444	522,815
Mortgage banking income	8,155	207,471	195,829	704,404
Bank owned life insurance income	70,479	49,116	179,735	174,602
Fair value adjustment of equity security	(17,611)	(2,056)	(62,524)	(10,214)
Gain on call of debt security	-	621	-	9,190
Gain on sale of SBA loans	-	6,917	158,123	6,917
Other fees and commissions	75,211	82,768	229,326	229,765
Total noninterest income	337,485	531,978	1,274,933	1,637,479

Noninterest expense
Salaries	1,987,991	1,895,780	5,656,643	5,366,854
Employee benefits	418,422	388,879	1,367,829	1,299,900
Occupancy	229,273	241,557	670,938	737,087
Furniture and equipment	203,075	198,190	642,283	578,562
Other	945,930	740,722	2,815,182	2,386,982
Total noninterest expense	3,784,691	3,465,128	11,152,875	10,369,385

Income before income taxes	2,549,546	2,728,839	7,855,084	7,946,059
Income taxes	575,236	606,292	1,779,239	1,761,718
Net income	$1,974,310	$2,122,547	$6,075,845	$6,184,341

Earnings per common share - basic and diluted	$0.65	$0.70	$2.00	$2.05